Exhibit 4.1

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES AND THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE ARE BEING ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT THE CHIEF FINANCIAL OFFICER AT 343 STATE STREET, ROCHESTER NEW YORK 14650.

SECURED CONVERTIBLE PROMISSORY NOTE

Effective Date: May 24, 2019	U.S. $[•]

FOR VALUE RECEIVED, EASTMAN KODAK COMPANY, a New Jersey corporation (“Company”), promises to pay to [•], a [•], or its successors or assigns (“Holder”), $[•] and any interest (including any default interest), fees and charges, accrued hereunder on the Maturity Date in accordance with the terms set forth herein.

This Secured Convertible Promissory Note (this “Note”) is issued and made effective as of May 24, 2019 (the “Effective Date”). This Note is one of a series issued pursuant to that certain Notes Purchase Agreement dated May 20, 2019 (the “Purchase Agreement”), as the same may be amended from time to time, by and between Company, Holder and the other purchasers listed on Schedule 1 thereto (the “Other Holders”).

Certain capitalized terms used herein are defined in Attachment 1 hereto and incorporated herein by reference.

The purchase price for this Note shall be $[•] (the “Purchase Price”). The Purchase Price shall be payable by Holder by wire transfer of immediately available funds on the date hereof in accordance with the Purchase Agreement.

This Note is subject to the following additional provisions:

1. Payment; Prepayment.

1.1 Payment of Interest.

(a)

The Company shall pay interest on the Outstanding Balance at the rate of five (5) percent (5%) per annum (the “Interest Rate”) from the Effective Date until the Outstanding Balance is paid in full. Interest shall be payable in cash on each Conversion Date (as to that portion of the Outstanding Balance being converted) and on the Maturity Date; provided that (i) any interest payable by the Company on a Conversion Date (as to that portion of the Outstanding Balance being converted) may, at the election of the Company, be paid in the form of additional Conversion Shares (as defined below) at the then-applicable Conversion Rate and (ii) pending any such payment, interest shall accrue and not be payable and no interest shall be payable on accrued interest. All interest calculations hereunder shall be computed on the basis of a 365-day year and shall be payable in accordance with the terms of this Note. Interest will be paid to the person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”).

(b)	Upon the occurrence and during the continuance of any Event of Default, at the election of Holder by written notice to the Company, this Note shall bear interest at the Default Rate.

1.2 Payments Generally. All payments owing hereunder shall be in lawful money of the United States of America or to the extent provided for herein, in additional Conversion Shares, and delivered to Holder at the address or bank account furnished to Company for that purpose. All payments shall be applied first to (i) costs of collection, if any, then to (ii) fees and charges, if any, then to (iii) accrued and unpaid interest, and thereafter, to (iv) principal.

1.3 Prepayment. Notwithstanding the foregoing, in the event of a Fundamental Transaction, for a period of thirty (30) days immediately following the expiration of the Holder Fundamental Transaction Conversion Period (the “Fundamental Transaction Prepayment Election Period”), Company shall have the right but not the obligation to prepay all of the Outstanding Balance (less such portion of the Outstanding Balance for which Company has received a Holder Conversion Notice (as defined below) from Holder prior to commencement of the Fundamental Transaction Prepayment Election Period and where the applicable Conversion Shares have not yet been delivered) at par, plus accrued and unpaid interest thereon (the “Fundamental Transaction Prepayment Option”).

2. Security and Guarantees. This Note is guaranteed by certain subsidiaries of Company (the “Subsidiary Grantors”) and secured by certain assets of the Company and the Subsidiary Grantors pursuant to that certain Guarantee and Collateral Agreement dated as of even date herewith (the “Security Agreement”), executed by Company and the Subsidiary Grantors in favor of the Collateral Agent, encumbering certain property and assets of the Company and the subsidiaries of the Company party thereto, as more specifically set forth therein. The Holder hereby consents to the appointment of the Collateral Agent and agrees to be bound by and subject to the terms of the Security Agreement, and pursuant to the Security Agreement, each Holder of Notes has appointed the Collateral Agent to act in that capacity on behalf of the Secured Parties (as defined in the Security Agreement), on the terms provided therein. The Holder also hereby consents to the appointment of the Collateral Agent as Second Priority Representative under the Intercreditor Agreement.

3. Registration of Transfers and Exchanges.

3.1 Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

3.2 Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

3.3 Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

4. Company Covenants. Following the Closing Date, and until all of Company’s obligations under all of the Transaction Documents are paid and performed in full (other than contingent obligations for which no claim has been made), or within the time frames otherwise specifically set forth below, Company will at all times comply with the following covenants:

4.1 Dividends and Distributions. Company shall not, directly or indirectly, (i) declare or pay any dividend or distribution (whether in cash, securities or other property) on, or (ii) redeem, repurchase or otherwise acquire, or pay or make any monies available for a sinking fund for, any Common Stock without the prior written consent of the Required Holders; provided that the foregoing limitations shall not apply to (x) redemptions, purchases or other acquisitions of shares of Common Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, managers or consultants of, or to, the Company or any of its subsidiaries; (y) an exchange, redemption, reclassification or conversion of any class or series of Common Stock for any class or series of Common Stock that ranks equal or junior to the applicable class or series of Common Stock; or (z) any dividend in the form of stock, warrants, options or other rights where the dividended stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to the applicable stock on which the dividend is being paid.

4.2 Additional Debt. Other than Permitted Debt, Company shall not, and shall not permit any of its subsidiaries to, enter into, create, incur or otherwise assume, any debt for borrowed money, without the prior written consent of the Required Holders, which consent shall not be unreasonably withheld, delayed or conditioned.

4.3 Additional Liens. Other than Permitted Liens, Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly enter into, create, incur, assume or suffer to exist any Liens on or with respect to any of any of its property or assets now owned or hereafter acquired, to secure debt for borrowed money of the Company or any other person, without the prior written consent of the Required Holders.

4.4 Reporting.

(a)

So long as each Holder beneficially owns any of the Securities and for at least twenty (20) Trading Days thereafter, Company will timely file on the applicable deadline all reports required to be filed with the U.S. Securities and Exchange Commission pursuant to Sections 13 or 15(d) of the Securities Exchange Act, and will take all reasonable action under its control to ensure that adequate current public information with respect to Company, as required in accordance with Rule 144 promulgated under the Securities Act (or a successor rule thereto) (“Rule 144”), is publicly available, and will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

(b)

As soon as practicable and in any event within five (5) Business Days after the Company has knowledge of the occurrence of any Event of Default, Company shall furnish to Holder a statement of an officer of the Company setting forth details of such Event of Default and the action that the Company has taken and/or proposes to take with respect thereto.

(c)

The Company shall provide notice to the Holder within three (3) Business Days of the execution, delivery, or receipt by the Company of any material amendment, consent, waiver or modification to the ABL Agreement or any material agreement related thereto, along with copies of all such documents, agreements or instruments executed, delivered, or received in connection therewith.

4.5 Dispositions. The Company shall not Dispose of any assets, or permit any of its subsidiaries to dispose of any assets, in each case, without the prior written consent of the Required Holders, other than (i) as permitted pursuant to Section 5.02(e) of the ABL Agreement as in effect on the date hereof, and without regard to any amendment or waiver of such provisions hereafter and (ii) the disposition previously identified to the Holders as “Project Dragon”, provided, that no dispositions related to Project Dragon shall be permitted under this Note until such time as “Project Dragon” shall have been approved by the Board of Directors of the Company (including affirmative votes in favor therefor of Jeffrey D. Engelberg and R. Todd Bradley, or such successor directors agreed upon by the Company and Southeastern).

5. Holder Optional Conversions.

5.1 Holder Conversions. Subject to Section 5.2 and Section 13 below, Holder has the right at any time after the Effective Date until the Outstanding Balance has been paid in full (other than during any Fundamental Transaction Prepayment Election Period), at its election, to convert (a “Holder Conversion”) all or any portion of the Outstanding Balance into shares (the shares received in each instance of conversion being referred to herein as “Conversion Shares”) of fully paid and non-assessable common stock, $0.01 par value per share (“Common Stock”), of Company as per the following conversion formula: the number of Conversion Shares equals the portion of the Outstanding Balance being converted (the “Conversion Amount”) divided by $1,000, and multiplied by the Conversion Rate.

5.2 Fundamental Transaction Conversions.

(a) Upon occurrence of a Fundamental Transaction, Holder has the right to convert all or any portion of the Outstanding Balance as follows: (i) at any time during a Holder Fundamental Transaction Conversion Period, Holder shall have the right to either (1) make a Holder Conversion pursuant to Section 5.1 above or (2) receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Note is convertible immediately prior to such Fundamental Transaction; and (ii) following the expiration of a Holder Fundamental Transaction Conversion Period and the Fundamental Transaction Prepayment Election Period, in the event that the Company has not elected to exercise the Fundamental Transaction Prepayment Option as set forth in Section 1.3, Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any Alternate Consideration receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Note is convertible immediately prior to such Fundamental Transaction.

(b) In the event of a conversion pursuant to clause (a)(i)(2) or clause (a)(ii) above, the determination of the Conversion Rate shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Rate among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of Holder, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction, and with a conversion rate which applies the Conversion Rate hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion rate being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

5.3 Conversion Notices. Conversion notices in the form attached hereto as Exhibit A (each, a “Holder Conversion Notice”) may be effectively delivered to Company by any method set forth in the “Notices” section of the Purchase Agreement, and all Holder Conversions shall be cashless and not require further payment from Holder. Company shall deliver the Conversion Shares from any Holder Conversion to Holder in accordance with Section 10 below.

5.4 Conversion Rate. The Conversion Rate shall be 314.9785 shares of Common Stock per each $1,000 principal amount of Notes, as such rate may be adjusted as set forth in this Note (the “Conversion Rate”).

6. Mandatory Conversions.

6.1 The Company shall have the right, at its option, to cause all of the Outstanding Balance to be converted into Common Stock at the Conversion Rate then in effect, with the number of shares of Common Stock to be issued being equal to the Outstanding Balance divided by $1,000, and multiplied by the Conversion Rate, and with cash being paid in lieu of any fractional share pursuant to Section 13. The Company may exercise its right to cause a mandatory conversion pursuant to this Section 6 only if the Closing Sale Price of the Common Stock equals or exceeds 150% of the Conversion Price for at least 45 Trading Days (whether or not consecutive) in a period of 60 consecutive Trading Days, including the last Trading Day of such 60-day period, ending on, and including, the Trading Day immediately preceding the Business Day on which the Company issues a press release announcing the mandatory conversion as described in Section 6.2.

6.2 To exercise the mandatory conversion right described in Section 6.1, the Company shall publish a press release on the Company’s website or through such other public medium as the Company may use at that time, prior to the open of business on the first Trading Day following any date on which the Company makes a conversion election pursuant to Section 6.1, announcing such a mandatory conversion and including the information specified in Section 6.3. The Company shall also give notice to the Holder pursuant to Section 20 hereof (not later than three Business Days after the date of the press release) of the mandatory conversion announcing the Company’s intention to convert the Outstanding Balance. The conversion date with respect to such mandatory conversion will be a date selected by the Company (the “Mandatory Conversion Date”) and will be no later than 30 calendar days after the date on which the Company issues the press release described in this Section 6.2.

6.3 In addition to any information required by applicable law or regulation, the press release described in Section 6.2 shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each of the Notes; and (iii) that interest on the Notes will cease to accrue on the Mandatory Conversion Date.

6.4 On and after the Mandatory Conversion Date, interest shall cease to accrue on the Notes called for a mandatory conversion pursuant to this Section 6 and all rights of Holders of such Notes shall terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof with a cash payment in lieu of any fractional share of Common Stock in accordance with Section 9 and any accrued and unpaid interest.

7. Defaults and Remedies.

7.1 Defaults. The following are events of default under this Note (each, an “Event of Default”): (a) (i) Company fails to pay any principal due under this Note when the same becomes due and payable, (ii) Company fails to pay any interest, fees, charges, or any other amount when due and payable hereunder and such failure is not cured within three (3) Business Days, or (iii) Company fails to pay fees, charges or any other amount when due and payable hereunder and such failure is not cured within three (3) Business Days after notice of such failure is given by the Holder to the Company; (b) Company fails to deliver any Conversion Shares in accordance with the terms hereof and such failure is not cured within three (3) Trading Days; (c) a receiver, trustee or other similar official shall be appointed over Company or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (d) Company becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (e) Company makes a general assignment for the benefit of creditors; (f) Company files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (g) an involuntary bankruptcy proceeding is commenced or filed against Company and is not dismissed within sixty (60) days; (h) (i) Company or any pledgor, trustor, or guarantor of this Note defaults or otherwise fails to observe or perform any term, covenant or agreement contained in Section 4 hereof (other than Section 4.4); or (ii) the Company or any pledgor, trustor, or guarantor of this Note defaults or otherwise fails to observe or perform any other covenant, obligation, condition or agreement of Company or such pledgor, trustor, or guarantor contained herein or in any other Transaction Document, other than those specifically set forth in this Section 7.1 and Section 4 of the Purchase Agreement and such default or failure remains uncured for a period of ten (10) days after written notice to Company by Holder of such default or failure; (i) any representation, warranty or other statement made or furnished by or on behalf of Company or any pledgor, trustor, or guarantor of this Note to Holder herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (j) Company fails to maintain the Share Reserve and such failure continues for five (5) days after written notice to Company by Holder of such failure; (k) a final and non-appealable judgment is entered against Company or any of its property or other assets for more than $25,000,000 and such judgment shall remain unvacated, unbonded or unstayed for a period of sixty (60) days, unless otherwise consent to by Holder; (l) the Company fails to be DWAC Eligible at any time after the six (6) month anniversary of the Closing Date; (m) with respect to any debt for borrowed money of the Company or any of its subsidiaries (excluding the debt outstanding under this Note) that is outstanding in a principal amount of at least (i) $25,000,000 in the aggregate in the case of debt for borrowed money of the Company or any of its subsidiaries that are Domestic Subsidiaries and (ii) $50,000,000 in the aggregate in the case of debt for borrowed money of subsidiaries that are Foreign Subsidiaries, (1) the Company or any of its subsidiaries shall fail to pay any principal of or premium or interest on such debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in, or agreed to pursuant to the terms of, the agreement or instrument relating to such debt; or (2) any such debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such debt shall be required to be made, in each case prior to the stated maturity thereof; provided that in each case of sub-clauses (1) and (2) above, the Event of Default shall be deemed to have been cured if the Company enters into a waiver, amendment or extension with the requisite holders of such debt with respect to such failure or event or condition or such demand, acceleration or mandatory repurchase, prepayment, defeasance or redemption of such debt; and provided further that this clause (m) shall not apply to any of the following events: (1) any change of control offer made within 60 days after an acquisition with respect to the Company or an acquired business, and effectuated pursuant to the applicable debt instrument, (2) any default under debt of an acquired business if such default is cured, or such debt is repaid, within 60 days after the acquisition of such business so long as no other creditor accelerates or commences any kind of enforcement action in respect of such debt, (3) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issuances or excess cash flow, (4) prepayments required by the terms of debt as a result of customary provisions in respect of illegality, replacement of lenders and gross-up provisions for taxes, increased costs, capital adequacy and other similar customary requirements and (5) any voluntary prepayment, redemption or other satisfaction of debt that becomes mandatory in accordance with the terms of such debt solely as the result of the Company or any subsidiary delivering a prepayment, redemption or similar notice with respect to such prepayment, redemption or other satisfaction; or (n) any material provision of the Security Agreement or any material provision of any other Transaction Document shall for any reason cease to be valid and binding on or enforceable against the Company, or the Company shall so state in writing.

7.2 Remedies. At any time and from time to time after Holder becomes aware of the occurrence of any Event of Default, the Required Holders may accelerate this Note by written notice to Company, with the Outstanding Balance becoming immediately due and payable in cash. Notwithstanding the foregoing, upon the occurrence of any Event of Default described in clauses (c), (d), (e), (f) or (g) of Section 7.1, the Outstanding Balance as of the date of acceleration shall become immediately and automatically due and payable in cash, without any written notice required by the Required Holders. For the avoidance of doubt, Holder may continue making Holder Conversions at any time following an Event of Default until such time as the Outstanding Balance is paid in full. In connection with acceleration as described herein, the Required Holders need not provide, and Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Required Holders may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by the Required Holders at any time prior to payment hereunder and Holder shall have all rights as holder of the Note until such time, if any, as Holder receives full payment pursuant to this Section 7.2. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. The Required Holders may not commence or prosecute the enforcement of, any rights and remedies with respect to the Collateral, in each case, under any Transaction Document or pursuant to any applicable law, including, without limitation, the exercise of any rights of set-off, recoupment or credit bidding, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code, the Bankruptcy Code (including credit bidding rights) or other similar creditors’ rights, bankruptcy, insolvency, reorganization or similar laws of any applicable jurisdiction, unless the Required Holders have requested the Collateral Agent to pursue such remedy. Nothing herein shall limit the right of the Required Holders to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Company’s failure to timely deliver Conversion Shares upon Conversion of the Note as required pursuant to the terms hereof.

8. Certain Conversion Rate Adjustments. The Conversion Rate shall be adjusted, without duplication, upon the occurrence of any of the following events:

8.1 If the Company exclusively issues shares of Common Stock as a dividend or distribution on all shares of its Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Adjustment Effective Date of such share split or share combination, as the case may be;

CR1 = the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Adjustment Effective Date of such share split or share combination, as the case may be;

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Adjustment Effective Date of such share split or share combination, as the case may be; and

OS1 = the number of shares of Common Stock outstanding immediately after giving effect to such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this Section 8.1 shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Adjustment Effective Date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this Section 8.1 is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors of the Company determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

8.2 If the Company distributes to all or substantially all holders of its Common Stock any rights, options or warrants entitling them, for a period expiring not more than 45 days immediately following the announcement date of such distribution, to purchase or subscribe for shares of its Common Stock at a price per share that is less than the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, the Conversion Rate shall be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1 = the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such distribution;

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution.

Any increase made under this Section 8.2 shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the Record Date for such distribution. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted, effective as of the date of such expiration, to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased, effective as of the date the Board of Directors of the Company determines not to make such distribution, to be the Conversion Rate that would then be in effect if such Record Date for such distribution had not occurred. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Rate shall not be adjusted until the triggering events occur.

For purposes of this Section 8.2, in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors of the Company.

8.3 If the Company makes distributions to all or substantially all holders of its Common Stock consisting of shares of its capital stock, evidence of debt or other assets or properties, excluding:

(1) dividends or other distributions (including share splits), rights, options or warrants as to which an adjustment is effected in Section 8.1 or 8.2 above or in Section 8.4 below;

(2) dividends or other distributions covered by Section 8.4 below; and

(3) Spin-offs (as defined below) to which the provisions set forth below in this Section 8.3 shall apply,

the Conversion Rate shall be increased based on the following formula:

where:

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1 = the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

M = the average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution; and

F = the fair market value, as determined by the Board of Directors of the Company, of the portion of those assets, securities, rights, warrants or options to be distributed in respect of each share of Common Stock immediately prior to the open of business on the Ex-Date for such distribution.

Any increase pursuant to this Section 8.3 shall become effective immediately after the close of business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased, effective as of the date the Board of Directors of the Company determines not to pay or make such distribution, to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “F” (as defined above) is equal to or greater than “M” (as defined above), in lieu of the foregoing increase, Holder shall receive, at the same time and upon the same terms as holders of the Common Stock, the amount of cash that such Holder would have received as if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such distribution.

With respect to an adjustment pursuant to this Section 8.3 where there has been a payment of a dividend or other distribution of the Common Stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off) on a U.S. national securities exchange, which is referred to herein as a “Spin-off,” the Conversion Rate will be increased based on the following formula:

where:

CR1 = the Conversion Rate in effect immediately after the open of business on the effective date for the Spin-off;

CR0 = the Conversion Rate in effect immediately prior to the open of business on the effective date for the Spin-off;

F = the average of the Closing Sale Prices of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the first 10 consecutive Trading Day period immediately following, and including, the effective date for the Spin-off (such period, the “Valuation Period”); and

MP = the average of the Closing Sale Prices of the Common Stock over the Valuation Period.

The adjustment to the Conversion Rate under the preceding paragraph of this Section 8.3 will become effective immediately after the open of business on the day after the last day of the Valuation Period. For purposes of determining the Conversion Rate in respect of any conversion during the 10 Trading Days commencing on the effective date for any Spin-off, references within the portion of this Section 8.3 related to Spin-offs to 10 consecutive Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the effective date for such Spin-off to, but excluding, the relevant Conversion Date.

8.4 If the Company makes any cash dividend or distribution to all or substantially all holders of its Common Stock, the Conversion Rate will be increased based on the following formula:

where,

CR0 = the applicable Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or other distribution;

CR1 = the applicable Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or other distribution;

SP0 = the average of the Closing Sale Prices of the Company’s Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such dividend or other distribution; and

C = the amount in cash per share the Company pays or distributes to holders of its Common Stock.

An adjustment on the Conversion Rate made pursuant to Section 8.4 shall become effective immediately after the close of business on the Record Date for the applicable dividend or other distribution. If any dividend or other distribution described in this Section 8.4 is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or other distribution had not been declared.

If “C” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, the Holder shall receive, at the same time and upon the same terms as holders of the Company’s Common Stock, the amount of cash that Holder would have received if such Holder owned a number of shares of the Company’s Common Stock equal to the applicable Conversion Rate in effect immediately prior to the close of business on the Record Date for such cash dividend or other distribution.

8.5 If the Company or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock and the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Closing Sale Price of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1 = the Conversion Rate in effect immediately after the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by the Board of Directors of the Company) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1 = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1 = the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under this Section 8.5 shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the date that any such tender or exchange offer expires, references within this Section 8.5 to 10 consecutive Trading Days shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant Conversion Date.

In the event that the Company or one of its subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made. For the avoidance of doubt, this Section 8.5 shall not apply if the Company otherwise acquires shares of Common Stock, including, but not limited to, through an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act or through an “accelerated share repurchase” on customary terms.

8.6 Without limiting any provision hereof, if the Company at any time on or after the Effective Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Rate in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision hereof, if the Company at any time on or after the Effective Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 8.6 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 8.6 occurs during the period that a Conversion Rate (as defined below) is calculated hereunder, then the calculation of such Conversion Rate shall be adjusted appropriately to reflect such event.

8.7 In addition to those adjustments required by Section 8.1 through Section 8.6, and to the extent permitted by applicable law and subject to the applicable rules of the NYSE, the Company from time to time may (but is not required to) increase the Conversion Rate by any amount for a period of at least 20 Business Days or any longer period permitted or required by law if the increase is irrevocable during that period and the Board of Directors of the Company determines that such increase would be in the Company’s best interest. In addition, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of the Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the Conversion

Rate is increased pursuant to any of the preceding two sentences, the Company shall mail to the Holder at its last address appearing on the Note Register of the Company a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

8.8 Calculations. All calculations and other determinations under the foregoing Section 8.1 through Section 8.6 shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share. No adjustment to the Conversion Rate shall be made if it results in a Conversion Price that is less than the par value (if any) of the Common Stock. The Company shall not take any action that would result in the Conversion Price being less than the par value (if any) of the Common Stock without giving effect to the previous sentence.

9. No Fractional Shares. No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be delivered upon conversion, whether voluntary or mandatory, of the Notes. Instead, the Company will make a cash payment to each Holder of the Notes that would otherwise be entitled to a fractional share based on the Closing Sale Price of the Common Stock on the relevant Conversion Date.

10. Method of Conversion Share Delivery. On or before the close of business on the fifth (5th) Trading Day following the date of delivery of a Holder Conversion Notice (the “Delivery Date”), Company shall, provided it is DWAC Eligible at such time and such Conversion Shares are eligible for delivery via DWAC, deliver or cause its transfer agent to deliver the applicable Conversion Shares electronically via DWAC to the account designated by Holder in the applicable Holder Conversion Notice. If Company is not DWAC Eligible or such Conversion Shares are not eligible for delivery via DWAC, it shall deliver to Holder or its broker (as designated in the Holder Conversion Notice), via reputable overnight courier, a certificate representing the number of shares of Common Stock equal to the number of Conversion Shares to which Holder shall be entitled, registered in the name of Holder or its designee. For the avoidance of doubt, Company has not met its obligation to deliver Conversion Shares by the Delivery Date unless Holder or its broker, as applicable, has actually received the certificate representing the applicable Conversion Shares no later than the close of business on the relevant Delivery Date pursuant to the terms set forth above. Moreover, and notwithstanding anything to the contrary herein or in any other Transaction Document, in the event Company or its transfer agent refuses to deliver any Conversion Shares without a restrictive securities legend to Holder on grounds that such issuance is in violation of Rule 144, Company shall deliver or cause its transfer agent to deliver the applicable Conversion Shares to Holder with a restricted securities legend, but otherwise in accordance with the provisions of this Section 10. In conjunction therewith, Company will also deliver to Holder a written explanation from its counsel or its transfer agent’s counsel opining as to why the issuance of the applicable Conversion Shares violates Rule 144; provided, Holder acknowledges that any Conversion Shares issued prior to the six (6) month anniversary of the Closing Date will bear a restrictive securities legend, and Company shall have no obligation to deliver any such opinion letter for any Conversion occurring prior to the six (6) month anniversary of the Closing Date.

11. Conversion Delays. If Company fails to deliver Conversion Shares in accordance with the timeframe stated in Section 10, Holder may at any time prior to receiving the applicable Conversion Shares rescind in whole or in part such Conversion, with a corresponding increase to the Outstanding Balance (any returned amount will tack back to the Effective Date for purposes of determining the holding period under Rule 144).

12. Ownership Limitation. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, Company shall not effect any conversion of this Note requested by Holder, and Holder shall not have the right to convert any portion of this Note, and shall not deliver a Holder Conversion Notice, to the extent that after giving effect to such conversion would cause Holder (together with its affiliates) to beneficially own a number of shares exceeding the number of shares of Common Stock permitted to be acquired by the Holder pursuant to the Shareholder Agreement (the “Maximum Percentage”). For purposes of this section, beneficial ownership of Common Stock will be determined pursuant to Section 13(d) of the Exchange Act.

13. Shareholder Approval. Notwithstanding anything to the contrary contained in this Note or the other Transaction Documents, Company and Holder agree that until the Company has obtained the approval of the issuance of the Notes, the conversion features of the Notes and the issuance of the Conversion Shares as provided herein by those shareholders of the Company who as of the relevant Record Date (i) hold of record at least a majority of the issued and outstanding Common Stock and (ii) constitute the holders of at least a majority of the issued and outstanding Common Stock not beneficially owned by any of the holders of the Notes (collectively, the “Shareholder Approval”), the Notes shall not be convertible into shares of Common Stock and Holder shall not submit any Holder Conversion Notice. The Company shall notify Holder in writing when Shareholder Approval has been obtained.

14. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Holder has the right to have any such opinion provided by its counsel.

15. Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and accrued interest, as applicable, on this Note at the time, place and rate and in the currency herein prescribed. This Note is a direct debt obligation of the Company.

16. Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

17. Cancellation. After repayment or conversion of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

18. Amendments; Waivers. The prior written consent of each of the parties hereto shall be required for any amendment to, or waiver of any provision of, this Note. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

19. Assignments. Neither party may assign or transfer this Note or any interest herein without the prior written consent of the other party hereto (and any purported transfer without such consent shall be null and void). If at the time of any transfer of this Note or any shares of Common Stock issued upon conversion of this Note, the transfer of such Securities shall not be either (a) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (b) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that Holder or transferee, as the case may be, to comply with the transfer restrictions set forth on the restrictive legend on the face of such Security. Any assignee or transferee of Holder who acquires this Note in accordance with the terms hereof shall be deemed to be the “Holder” hereunder and shall be deemed to have agreed to be bound by the terms of this Note as “Holder”.

20. Accession to Security Agreement. Any assignee or transferee of Holder who acquires this Note in accordance with the terms hereof, shall accede to the Security Agreement and shall enter into such documentation as may reasonably be required by the Collateral Agent and the Company to evidence such person’s accession to the Security Agreement.

21. Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the Purchase Agreement titled “Notices.”

22. Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Company and Holder to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

23. Intercreditor Agreement. Reference is made to the Intercreditor Agreement. Notwithstanding anything herein to the contrary, the liens and security interests granted to the Collateral Agent pursuant to this Note and the Security Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, in each case, with respect to the Collateral are subject to the limitations and provisions of the Intercreditor Agreement. In the event of any inconsistency between the terms or conditions of this Note or the Security Agreement and the terms and conditions of the Intercreditor Agreement, the terms and conditions of the Intercreditor Agreement shall control.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Company has caused this Note to be duly executed as of the Effective Date.

COMPANY:

EASTMAN KODAK COMPANY.

By:
Name:
Title:

ACKNOWLEDGED, ACCEPTED AND AGREED:

HOLDER:

[•]

By:
Name:
Title:

[Signature Page to Convertible Promissory Note]

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

“ABL Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 26, 2016 (as amended and restated, supplemented or otherwise modified from time to time) among the Company, the lenders party thereto from time to time and Bank of America, N.A., as administrative and collateral agent.

“Adjustment Effective Date” means the first date on which the shares of the Common Stock trade on the applicable exchange or market, regular way, reflecting the relevant share split or share combination, as applicable.

“Alternate Consideration” has the meaning set forth in Section 5.2(a) of this Note.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Bloomberg” means Bloomberg L.P. (or if that service is not then reporting the relevant information regarding the Common Stock, a comparable reporting service of national reputation selected by Holder and reasonably satisfactory to Company).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

“Closing Date” means May [•], 2019.

“Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization. In the absence of such a quotation, the Closing Sale Price shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Agent” means Wilmington Trust, National Association, as collateral agent (in such capacity, together with any successors and assigns) under the Security Agreement.

“Common Stock” has the meaning set forth in Section 5.1 of this Note.

Attachment 1 to Convertible Promissory Note, Page 1

“Company” has the meaning set forth in the preamble to this Note.

“Conversion” means a Holder Conversion under Section 5.

“Conversion Amount” has the meaning set forth in Section 5.1 of this Note.

“Conversion Date” means with respect to any Holder Conversion, the date on which a Conversion shall be effected as set forth in the applicable Holder Conversion Notice, and with respect to any mandatory conversion pursuant to Section 6, the Mandatory Conversion Date.

“Conversion Price” means an amount equal to $1,000 divided by the Conversion Rate.

“Conversion Rate” has the meaning set forth in Section 5.4 of this Note.

“Conversion Shares” has the meaning set forth in Section 5.1 of this Note.

“Conversion Share Value” means the product of the number of Conversion Shares deliverable pursuant to any Holder Conversion Notice multiplied by the Closing Sale Price of the Common Stock on the Delivery Date for such Holder Conversion.

“Default Rate” means, at any time, the Interest Rate plus two percent (2%).

“Delivery Date” has the meaning set forth in Section 10 of this Note.

“Disposition” or “Dispose” means the sale, transfer, exclusive license, lease or other disposition (including any sale and leaseback transaction), whether in one transaction or in a series of related transactions, of any property (including any equity interests) by any person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable; provided, that, for the avoidance of doubt, an issuance of equity interests is not a Disposition; provided, further, for the avoidance of doubt, that a non-exclusive license of intellectual property in the ordinary course of business shall be deemed not to be a Disposition.

“Domestic Subsidiary” means any subsidiary of the Company organized under the laws of the United States of America or any state thereof or the District of Columbia.

“DTC” means the Depository Trust Company or any successor thereto.

“DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

“DWAC” means the DTC’s Deposit/Withdrawal at Custodian system.

“DWAC Eligible” means that (a) Company’s Common Stock is eligible at DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system; (b) Company has been approved (without revocation) by DTC’s underwriting department; (c) Company’s transfer agent is approved as an agent in the DTC/FAST Program; (d) the Conversion Shares are otherwise eligible for delivery via DWAC other than due to the actions or status of Holder; and (e) Company’s transfer agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

Attachment 1 to Convertible Promissory Note, Page 2

“Effective Date” has the meaning set forth in the preamble to this Note.

“Event of Default” has the meaning set forth in Section 7.1 of this Note.

“Ex-Date” when used with respect to any issuance, dividend or distribution on the Common Stock, means the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution from the Company or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Subsidiary” means any subsidiary of the Company organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Fundamental Change” shall be deemed to have occurred at any time after the original issuance of this Note, if any of the following occurs:

(i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than (1) the Company, its subsidiaries or the employee benefit plans of the Company and its subsidiaries and (2) Permitted Holders, becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the Voting Stock, provided that a Fundamental Change will be deemed to have occurred if a Permitted Holder Group becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 70% of the Voting Stock;

(ii) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any person other than one of the Company’s subsidiaries; provided, however, that any merger solely for the purpose of changing the Company’s jurisdiction of incorporation to the United States of America, any State thereof or the District of Columbia, and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock of the surviving entity, shall not be a Fundamental Change; provided further that any transaction described in this clause (ii) in which the holders of the Company’s Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of the common stock of the continuing corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (ii);

Attachment 1 to Convertible Promissory Note, Page 3

(iii) the Common Stock ceases to be listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors); or

(iv) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

provided, however, that a transaction or transactions described in clause (i) or (ii) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by holders of the Common Stock of the Company, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions this Note becomes convertible into such consideration pursuant to the terms hereof.

“Fundamental Transaction” means a Fundamental Change or a Reorganization Event, as applicable.

“Fundamental Transaction Prepayment Election Period” has the meaning set forth in Section 1.3 of this Note.

“Fundamental Transaction Prepayment Option” has the meaning set forth in Section 1.3 of this Note.

“GAAP” means the generally accepted accounting principles in the United States of America, as in effect from time to time.

“Holder Fundamental Transaction Conversion Period” means the period of thirty (30) days from and including the date of consummation of a Fundamental Change.

“Holder” has the meaning set forth in the preamble to this Note.

“Holder Conversion” has the meaning set forth in Section 5.1 of this Note.

“Holder Conversion Notice” has the meaning set forth in Section 5.3 of this Note.

“Intercreditor Agreement” has the meaning set forth in the Purchase Agreement.

Attachment 1 to Convertible Promissory Note, Page 4

“Lien” means, with respect to any asset (other than securities), (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or for such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any lease having substantially the same economic effect as the foregoing) relating to such asset; provided that in no event shall an operating lease be deemed to constitute a Lien solely as a result of a change in GAAP, after the Effective Date.

“Mandatory Conversion Date” has the meaning set forth in Section 6.2 of this Note.

“Maturity Date” means November 1, 2021 or, at the Company’s election following a Qualified Refinancing, (i) in the event of a Qualified Refinancing consisting of an extension of the mandatory redemption date of the Series A Preferred Stock or an issuance of debt, any date no later than the date that is thirty (30) days prior to the maturity date or mandatory redemption date, as applicable, of the extended Series A Preferred Stock or such debt, but in no event later than November 1, 2024, or (ii) in the event of a Qualified Refinancing consisting of an issuance of equity, any date that is no later than November 1, 2024.

“Maximum Percentage” has the meaning set forth in Section 13 of this Note.

“Notes” means this Note, together with each other note issued to Other Holders pursuant to the terms of the Purchase Agreement.

“Note Register” has the meaning set forth in Section 1.1 of this Note.

“NYSE” means the New York Stock Exchange.

“Other Holders” has the meaning set forth in the preamble to this Note.

“Outstanding Balance” means as of any date of determination, the Purchase Price, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Conversion, offset, or otherwise, accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Holder, transfer, stamp, issuance and similar taxes and fees related to Conversions, and any other fees or charges incurred under this Note.

“Permitted Debt” means (i) debt incurred under the ABL Agreement, and any other replacement, refinancing, restructuring, extension, renewal or refinancing thereof (whether through one or more credit facilities or other debt issuances pursuant to the ABL Agreement or any other agreement, contract or indenture), (ii) intercompany debt between or among the Company and its subsidiaries, (iii) debt incurred in connection with acquisitions of any property, assets or line of business by the Company or its subsidiaries that is permitted pursuant to the terms of the ABL Agreement, including, for avoidance of doubt, debt incurred in connection with the acquisition previously identified to the Holders as “Project Fox”, provided, that debt incurred in connection with the acquisition known as “Project Fox” shall only be permitted to be incurred after “Project Fox” shall have been approved by the Board of Directors of the Company (including affirmative votes in favor therefor of Jeffrey D. Engelberg and R. Todd Bradley, or such successor directors agreed upon by the Company and Southeastern), (iv) debt incurred in

Attachment 1 to Convertible Promissory Note, Page 5

connection with the disposition previously identified to the Holders as “Project Dragon”, provided, that no debt shall be permitted to be incurred in connection with “Project Dragon” hereunder until such time as “Project Dragon” shall have been approved by the Board of Directors of the Company (including affirmative votes in favor therefor of Jeffrey D. Engelberg and R. Todd Bradley, or such successor directors agreed upon by the Company and Southeastern), (v) debt that is subordinated to the obligations of the Company under the Transaction Documents on terms that are reasonably satisfactory to the Required Holders, (vi) debt permitted pursuant to the terms of the ABL Agreement, including for avoidance of doubt, debt incurred by subsidiaries of the Company organized under the laws of any jurisdiction outside of the United States and (vii) any modification, refinancing, refunding, renewal, replacement, exchange or extension of the foregoing.

“Permitted Holders” shall mean, at any time, each of (i) Blackstone Holdings I L.P., (“Blackstone”), (ii) affiliates controlled by Blackstone, (iii) Longleaf Partners Small Cap Fund (“Longleaf”), (iv) affiliates controlled by Longleaf, (v) Moses Marx individually and his controlled affiliates, (vi) K.F. Investors LLC and its affiliates, (vii) George Karfunkel individually and his controlled affiliates, (viii) George Karfunkel Family LLC and any affiliates thereof, (ix) Locust Street Funding LLC and any affiliates thereof, (x) Southeastern Asset Management, Inc. and its affiliates (xi) C2W Partners Master Fund Limited and any affiliates thereof, (xii) Deseret Mutual Pension Trust and any affiliates thereof, (xiii) Chesed Foundation of America and any affiliates thereof, (xiv) Marneu Holding Company and any affiliates thereof, (xv) United Equities Commodities Company and any affiliates thereof, (xvi) Momar Corporation and any affiliates thereof and (xvii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i) through (xvi) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no person or other “group” (other than Permitted Holders specified in clauses (i) through (x) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group (without giving effect to any attribution rules).

“Permitted Liens” means (i) Liens created under the ABL Agreement, and any other replacement, refinancing, restructuring, extension, renewal or refinancing thereof (whether through one or more credit facilities or other debt issuances pursuant to the ABL Agreement or any other agreement, contract or indenture), (ii) Liens relating to intercompany borrowings between or among Company and its subsidiaries, (iii) any Lien on any property or asset of Company or any of its subsidiaries existing as of the Closing Date; provided that (x) such Lien shall not apply to any other property or asset of Company or any subsidiary (other than proceeds thereof and extensions or improvements to any such property) unless otherwise permitted by the Holders and (y) such Lien shall secure only those obligations which it secures on the Closing Date and extensions, refinancings, restructurings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount equal to accrued interest and any fees, costs and expenses incurred in connection therewith), the obligations thereunder or the property or assets securing such obligations, (iv) Liens incurred in connection with acquisitions of any property, assets or line of business by the Company or its subsidiaries in

Attachment 1 to Convertible Promissory Note, Page 6

each case, that are permitted pursuant to the terms of the ABL Agreement, including, for avoidance of doubt, Liens incurred in connection with the acquisition previously identified to the Holders as “Project Fox”, provided, that liens incurred in connection with the acquisition known as “Project Fox” shall only be permitted to be incurred under this Note after “Project Fox” shall have been approved by the Board of Directors of the Company (including affirmative votes in favor therefor of Jeffrey D. Engelberg and R. Todd Bradley, or their successors), (v) Liens incurred in connection with the disposition previously identified to the Holders as “Project Dragon”, provided, that no liens shall be permitted to be incurred hereunder in connection with “Project Dragon” until such time as “Project Dragon” has been approved by the Board of Directors of the Company (including affirmative votes in favor therefor of Jeffrey D. Engelberg and R. Todd Bradley, or such successor directors agreed upon by the Company and Southeastern) and (vi) Liens on secured debt permitted pursuant to the terms of the ABL Agreement, including for avoidance of doubt, Liens to secure debt incurred by subsidiaries of the Company organized under the laws of any jurisdiction outside of the United States.

“Purchase Agreement” has the meaning set forth in the preamble to this Note.

“Purchase Price” has the meaning set forth in the preamble to this Note.

“Qualified Refinancing” means (i) an extension of the mandatory redemption date of the Company’s Series A Preferred Stock, (ii) a debt issuance of the Company having a maturity date on or after November 30, 2021, the proceeds of which are used to pay the redemption price for the remaining outstanding amount of the Company’s Series A Preferred Stock, or (iii) an equity issuance of the Company, the proceeds of which are used to pay the redemption price for the remaining outstanding amount of the Company’s Series A Preferred Stock; provided that any repayment, prepayment, redemption or repurchase of such equity securities shall not be required to occur prior to November 30, 2021.

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors of the Company, statute, contract or otherwise).

“Registration Rights Agreement” mean the Registration Rights Agreement dated as of even date herewith among the Company and each of the purchasers party thereto.

“Reorganization Event” means the occurrence of any of the following: (i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination); (ii) any consolidation, merger or combination involving the Company; (iii) any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s subsidiaries substantially as an entirety; or (iv) any statutory share exchange, in each case, as a result of which the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof).

Attachment 1 to Convertible Promissory Note, Page 7

“Required Holders” means (i) prior to the Closing Date, each purchaser entitled to purchase Notes pursuant to the terms of the Purchase Agreement, and (ii) on or after the Closing Date, holders of at least a majority of aggregate principal amount of Notes then outstanding.

“Rule 144” has the meaning set forth in Section 4.4 of this Note.

“Security Agreement” has the meaning set forth in Section 2 of this Note.

“Securities” has the meaning set forth in the Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Company’s 5.50% Series A Convertible Preferred Stock.

“Shareholder Agreement” means that certain Shareholder Agreement, dated April 17, 2017, by and among the Company and certain Longleaf Partners Small-Cap Fund, C2W Partners Master Fund Limited, Deseret Mutual Pension Trust and Southeastern Asset Management, Inc., as amended pursuant to the Amendment and Waiver, dated as of the date hereof, and as may be further amended, amended and restated, supplemented or otherwise modified from time to time.

“Shareholder Approval” has the meaning set forth in Section 13 of this Note.

“Share Reserve” has the meaning set forth in the Purchase Agreement.

“Southeastern” means Southeastern Asset Management, Inc.

“Spin-off” has the meaning set forth in Section 8.3 of this Note.

“Subsidiary Grantors” has the meaning set forth in Section 2 of this Note.

“Successor Entity” has the meaning set forth in Section 5.2(b) of this Note.

“Trading Day” means any day on which the New York Stock Exchange (or such other principal market for the Common Stock) is open for trading.

“Transaction Documents” has the meaning set forth in the Purchase Agreement.

“Uniform Commercial Code” has the meaning set forth in the Security Agreement.

“Valuation Period” has the meaning set forth in Section 8.3 of this Note.

“Voting Stock” of any person as of any date means the Capital Stock of such person that is at the time entitled to vote in the election of the Board of Directors or other appropriate governing body of such person.

Attachment 1 to Convertible Promissory Note, Page 8

“VWAP” means the volume weighted average price of the Common Stock on the principal market for a particular Trading Day or set of Trading Days, as the case may be, as reported by Bloomberg.

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Attachment 1 to Convertible Promissory Note, Page 9

EXHIBIT A

[•]	Date:

Eastman Kodak Company.

Attn: General Counsel

343 State Street

Rochester, NY 14650

HOLDER CONVERSION NOTICE

The above-captioned Holder hereby gives notice to Eastman Kodak Company, a New Jersey corporation (the “Company”), pursuant to that certain Secured Convertible Promissory Note made by Company in favor of Holder on [•], 2019 (the “Note”), that Holder elects to convert the portion of the Note balance set forth below into fully paid and non-assessable shares of Common Stock of Company as of the Conversion Date specified below. Said conversion shall be based on the Conversion Price set forth below. In the event of a conflict between this Holder Conversion Notice and the Note, the Note shall govern, or, in the alternative, at the election of Holder in its sole discretion, Holder may provide a new form of Holder Conversion Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

A. Conversion Date: ____________

B. Holder Conversion #: ____________

C. Conversion Amount: ____________

D. Conversion Rate: _______________

E. Conversion Shares: _______________ (C divided by $1,000 and multiplied by D)

F. Remaining Outstanding Balance of Note: ____________*

*

Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Transaction Documents, the terms of which shall control in the event of any dispute between the terms of this Holder Conversion Notice and such Transaction Documents.

Please transfer the Conversion Shares electronically (via DWAC) to the following account:

Broker:	Address:
DTC#:
Account #:
Account Name:

To the extent the Conversion Shares are not able to be delivered to Holder electronically via the DWAC system, deliver all such certificated shares to Holder via reputable overnight courier after receipt of this Holder Conversion Notice (by facsimile transmission or otherwise) to:

[Signature Page Follows]

Exhibit A to Convertible Promissory Note, Page 1

Sincerely,

Holder:

[•]

By:
Name:
Title:

Exhibit A to Convertible Promissory Note, Page 2